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                                  Exhibit 5.1

            (Letterhead of Ballard Spahr Andrews & Ingersoll, LLP)

                              September __, 1999


VIA EDGAR

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  The Ashton Technology Group, Inc.
               Registration Statement on Form S-3
               ----------------------------------

Ladies and Gentlemen:

          You have requested our opinion regarding the validity of the issuance of shares of The Ashton Technology Group, Inc. (the "Company") Common Stock covered by the above-referenced Registration Statement on Form S-3 (the "Registration Statement"). These shares include: (i) 5,935,144 shares issuable upon the conversion of outstanding Series F Convertible Preferred Stock; (ii) 400,000 shares issuable upon the exercise of an outstanding Stock Purchase Warrant; and (iii) 200,000 shares issuable upon the exercise of outstanding Series T Warrants.

          In our opinion, the 5,935,144 shares of Common Stock issuable upon the conversion of the Series F Preferred Stock and the 600,000 shares of Common Stock issuable upon exercise of the Stock Purchase Warrant and Series T Warrants, when issued in accordance with the terms of the Convertible Preferred Stock and Warrants, as the case may be, will be duly and validly issued by the Company, fully paid and non-assessable.

          We hereby consent to the inclusion of this opinion in the Registration Statement, including any amendments thereto and to the reference to this firm in the Registration Statement under the section entitled "Legal Matters."

                                    Very truly yours,

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